Exhibit 99.1

Universal Logistics Holdings Reports Fourth Quarter 2019 Financial Results; Declares Dividend; Provides 2020 Outlook

-	Fourth Quarter 2019 Operating Revenues: $375.9 million, 2.7% decrease
-	Fourth Quarter 2019 Operating Income: $15.5 million; includes $2.9 million legal charge
-	Fourth Quarter 2019 EPS: $0.32; includes $0.08 legal charge
-	Regular Quarterly Dividend: $0.105 per share

Warren, MI – February 6, 2020 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated fourth quarter 2019 net income of $8.7 million, or $0.32 per basic and diluted share, on total operating revenues of $375.9 million.  This compares to net income of $9.0 million, or $0.32 per basic and diluted share, during fourth quarter 2018 on total operating revenues of $386.4 million.  Included in fourth quarter 2019 operating income was a pre-tax charge of $2.9 million, or $0.08 per share, for a previously disclosed legal matter.  Fourth quarter 2019 results also include $0.5 million of pre-tax holding gains, or $0.01 per share, on marketable securities due to changes in fair value recognized in income compared to $1.6 million of pre-tax holding losses, or $0.04 per share, in the fourth quarter of 2018.

In the fourth quarter 2019, Universal reported operating income of $15.5 million compared to operating income of $17.9 million in the same period last year.  EBITDA, a non-GAAP measure, increased $6.3 million during the fourth quarter 2019 to $37.7 million, compared to $31.4 million in the same period one year earlier.  Both Universal’s reported operating income and EBITDA during the fourth quarter 2019 include a litigation settlement charge of $2.9 million.  As a percentage of operating revenue, Universal’s operating income margin and EBITDA margin as reported were 4.1% and 10.0%, respectively.  These metrics compare to 4.6% and 8.1%, respectively, in the fourth quarter of 2018. Operating income margin and EBITDA margin for the fourth quarter 2019 were both reduced 0.8% as a result of the impact of the litigation charge.

Operating revenues from truckload services decreased $15.3 million, or 20.8%, to $58.4 million, compared to $73.8 million for the same period last year. Included in truckload revenues for the recently completed quarter were $6.1 million in separately identified fuel surcharges compared to $8.1 million during the same period last year.  The decrease in truckload services reflects an 18.0% decrease in the number of loads hauled and a 2.3% decrease in average operating revenue per load, excluding fuel surcharges.  During the fourth quarter 2019, Universal moved 54,804 loads compared to 66,821 during the same period last year.

Revenues for the fourth quarter 2019 from brokerage services decreased $12.9 million, or 13.1%, to $85.3 million compared to $98.1 million one year earlier. Included in the decline was a $6.1 million decrease in brokerage revenues from our freight forwarding division when compared to the same period last year.  The remaining decrease is primarily due to a 12.2% decrease in the average operating revenue per load, which was partially offset by a 4.4% increase in the number of brokered loads moved.  During the fourth quarter of 2019, Universal brokered 55,812 loads, compared to 53,467 loads during the same period last year, while the average operating revenue per load fell from $1,710 per load in the fourth quarter 2018 to $1,501 during the same period this year.

Intermodal services revenues increased $28.4 million to $112.3 million in the fourth quarter 2019, up from $83.9 million during the same period last year.  Included in intermodal revenues were $33.7 million of incremental revenue from acquired companies.  During the fourth quarter 2019 intermodal fuel surcharges totaled $13.5 million, compared to $11.1 million during the same period last year.  Intermodal services experienced increases in both the average operating revenue per load, excluding fuel surcharges, and in the number of loads hauled.  During the fourth quarter 2019, Universal moved 186,646 intermodal loads, compared to 143,845 loads during the same period last year, while also increasing its average operating revenue per load, excluding fuel surcharges, by 3.9%.

Fourth quarter 2019 operating revenues from dedicated services decreased 11.7% to $33.0 million compared to $37.4 million one year earlier. Dedicated services revenues included $3.5 million in separately identified fuel surcharges in the fourth quarter 2019 compared to $4.7 million during the same period last year.  The decrease in operating revenues was primarily attributable to the impact the labor strike had on shuttle operations supporting General Motors during the fourth quarter 2019.

Revenues from value-added services decreased $6.2 million during the fourth quarter 2019 to $86.9 million.  This compares to $93.2 million from value-added services one year earlier.  The overall decline in value-added revenues was primarily attributable to the loss of production at value-added operations supporting passenger vehicles during the United Auto Workers labor strike, as well as a $2.3 million decline in value-added operations supporting heavy-truck production.

During the fourth quarter 2019, the transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, reported operating income of $11.6 million on total operating revenues of $260.9 million.  A weak truckload freight environment, which persisted throughout the fourth quarter of 2019, led to the general decline in operating income in the transportation segment.  In the logistics segment, which includes value-added and dedicated services, fourth quarter 2019 income from operations was $6.7 million on total operating revenues of $114.8 million.  The results of the logistics segment were negatively impacted by the UAW labor strike that lasted into the fourth quarter 2019.

“Thank you to the over 12,000 hardworking professionals, each of whom contributed to the success of Universal in 2019,” stated Tim Phillips, Universal’s newly appointed Chief Executive Officer. “This past year wasn’t without its challenges,” continued Mr. Phillips. “We faced a soft freight environment, prolonged strike at a major customer and resolved a couple legacy legal matters.  With much of these headwinds behind us, I firmly believe Universal is well positioned for even greater success in the future.  We have strong leadership in place, a deep pool of talent to support them, and a clearly defined strategy upon which to execute.  As we close the books on 2019, it is with great optimism that I look forward to the numerous opportunities that lie ahead for Universal.”

Universal also announced its full-year performance expectations for 2020. Based on currently available information, Universal expects to report 2020 total operating revenues in the range of $1.6 billion to $1.7 billion, and operating margins in the 7% to 9% range.  Capital expenditures are expected to be in the range of $70 million to $80 million, and total interest expense for the year is expected to be between $16 million to $18 million.

As of December 31, 2019, Universal held cash and cash equivalents totaling $7.7 million, and $9.4 million in marketable securities.  Outstanding debt at the end of the fourth quarter 2019 was $459.7 million and capital expenditures during the quarter totaled $19.0 million.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on March 2, 2020 and is expected to be paid on April 6, 2020.

Universal calculates and reports selected financial metrics for purposes of our lending arrangements, and in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, February 7, 2020

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  9586267

A replay of the conference call will be available beginning two hours after the call through March 6, 2020, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 9586267. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating revenues:
Truckload services	$58,441	$73,758	$251,574	$313,811
Brokerage services	85,260	98,133	354,940	367,579
Intermodal services	112,256	83,884	390,299	251,074
Dedicated services	33,046	37,433	138,664	144,348
Value-added services	86,928	93,170	376,521	384,896
Total operating revenues	375,931	386,378	1,511,998	1,461,708

Operating expenses:
Purchased transportation and equipment rent	183,495	189,517	723,079	716,019
Direct personnel and related benefits	89,480	94,106	368,243	354,654
Operating supplies and expenses	28,796	32,189	120,767	122,736
Commission expense	7,519	9,083	31,204	37,381
Occupancy expense	9,122	8,127	36,645	30,701
General and administrative	14,187	8,169	44,497	31,523
Insurance and claims	6,203	12,302	47,418	30,475
Depreciation and amortization	21,626	14,977	74,765	54,425
Total operating expenses	360,428	368,470	1,446,618	1,377,914
Income from operations	15,503	17,908	65,380	83,794
Interest expense, net	(4,466)	(4,783)	(17,012)	(14,593)
Other non-operating income (expense)	606	(1,500)	1,818	188
Income before income taxes	11,643	11,625	50,186	69,389
Provision for income taxes	2,906	2,605	12,600	17,211
Net income	$8,737	$9,020	$37,586	$52,178

Earnings per common share:
Basic	$0.32	$0.32	$1.34	$1.84
Diluted	$0.32	$0.32	$1.34	$1.84

Weighted average number of common shares outstanding:
Basic	27,282	28,373	28,069	28,384
Diluted	27,283	28,376	28,070	28,385

Dividends declared per common share:	$0.105	$0.215	$0.420	$0.530

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$7,726	$5,727
Marketable securities	9,369	9,333
Accounts receivable - net	210,534	215,991
Other current assets	44,214	44,207
Total current assets	271,843	275,258
Property and equipment - net	339,823	303,234
Other long-term assets - net	358,869	264,655
Total assets	$970,535	$843,147

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$191,353	$169,266
Debt - net	457,612	400,452
Other long-term liabilities	116,353	64,130
Total liabilities	765,318	633,848
Total shareholders' equity	205,217	209,299
Total liabilities and shareholders' equity	$970,535	$843,147

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Truckload Services:
Number of loads	54,804	66,821	233,829	287,782
Average operating revenue per load, excluding fuel surcharges	$990	$1,014	$965	$975
Average operating revenue per mile, excluding fuel surcharges	$3.18	$3.07	$3.27	$2.89
Average length of haul	311	330	295	337
Average number of tractors	1,472	1,711	1,524	1,787

Brokerage Services:
Number of loads (a)	55,812	53,467	228,203	210,713
Average operating revenue per load (a)	$1,501	$1,710	$1,499	$1,665
Average length of haul (a)	669	622	653	598

Intermodal Services:
Number of loads	186,646	143,845	671,184	455,752
Average operating revenue per load, excluding fuel surcharges	$534	$514	$507	$482
Average number of tractors	2,294	1,523	1,916	1,175
Number of depots	15	14	15	14

Dedicated Services:
Number of loads (b)	119,745	152,324	553,682	567,549

(a)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

(b)	Includes shuttle moves.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Value-added Services
Average number of direct employees	3,702	3,757	3,636	3,841
Average number of full-time equivalents	1,177	1,463	1,487	1,405
Number of active programs	55	50	55	50

Operating Revenues by Segment:
Transportation	$260,938	$260,448	$1,013,548	$949,242
Logistics	114,774	125,487	497,315	510,918
Other	219	443	1,135	1,548
Total	$375,931	$386,378	$1,511,998	$1,461,708

Income from Operations by Segment:
Transportation	$11,625	$19,361	$20,226	$51,634
Logistics	6,738	(1,814)	47,694	31,136
Other	(2,860)	361	(2,540)	1,024
Total	$15,503	$17,908	$65,380	$83,794

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	( in thousands)		( in thousands)
EBITDA
Net income	$8,737	$9,020	$37,586	$52,178
Provision for income taxes	2,906	2,605	12,600	17,211
Interest expense, net	4,466	4,783	17,012	14,593
Depreciation	18,315	12,461	59,023	48,679
Amortization	3,311	2,516	15,742	5,746
EBITDA	$37,735	$31,385	$141,963	$138,407

EBITDA margin (a)	10.0%	8.1%	9.4%	9.5%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.